EXHIBIT 21

LIST OF THE PHOENIX COMPANIES, INC. SUBSIDIARIES

Name	Jurisdiction of Incorporation
1851 Securities, Inc.	Delaware
American Phoenix Life and Reassurance Company	Connecticut
PHL Variable Insurance Company	Connecticut
Phoenix Distribution Holding Company	Connecticut
Phoenix Founders, Inc.	Connecticut
Phoenix Investment Management Company	Connecticut
Phoenix Life and Annuity Company	Connecticut
Phoenix Life Insurance Company	New York
Phoenix National Trust Holding Company	Connecticut
Phoenix New England Trust Holding Company	Connecticut
Phoenix Variable Advisors, Inc.	Delaware
PM Holdings, Inc.	Connecticut
PML International Insurance Limited	Bermuda
Saybrus Equity Services, Inc.	Delaware
Saybrus Holdings, Inc.	Delaware
Saybrus Partners, Inc.	Delaware
The Phoenix Companies, Inc. (Parent)	Delaware